FingerMotion Reports Q3 2024 Financial Results

SINGAPORE / ACCESSWIRE / January 16, 2024 / FingerMotion, Inc. (NASDAQ:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the third quarter of fiscal 2024 for the period ended November 30, 2023. To review the full financial results, please view the Company’s recent 10-Q filing at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q3 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $6.14 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data) which was a decrease of $5.26 million or 46% compared to Q3 2023;
●	Reported quarterly decrease in Telecommunications Products & Services business revenue of $4.22 million or 41% compared to Q3 2023;
●	Reported quarterly Big Data revenue of $.01 million compared to $.19 million in Q3 2023;
●	Reported quarterly SMS & MMS business revenue of $.01 million compared to $.87 million in Q3 2023;
●	Reported quarterly cost of revenue of $5.50 million which was a decrease of $5.04 million or 48% compared to Q3 2023;
●	Reported a gross profit of $.64 million which was a decrease of $.22 million or 26% compared to Q3 2023;
●	Reported quarterly loss of $1.94 million which was a decrease of $0.58 million or 23% compared to Q3 2023;
●	Basic and Diluted loss per share of $0.04 versus a loss per share of $0.06 for Q3 2023;
●	On November 30, 2023, FingerMotion had $1,934,565 in cash and cash equivalents, a working capital surplus of $12,510,848 and a positive shareholders equity of $12,636,828;
●	Total Assets were $17.57 million, Total Current Liabilities were $4.92 million and Total Liabilities were also $4.92 million; and
●	52,545,350 common shares were issued and outstanding as of November 30, 2023.

The Company experienced a challenging market in all its business segments. Despite the market challenges, Q3 2024 compared to Q3 2023 gross margins improved from 7.5% to 10.4% reflecting improved management of our diversified product line. The Company is confident a recovery in revenues will ensue looking at how essential the Company’s suite of products and services are woven into the fabric of the Chinese economy. The regulatory climate has had a notable impact on the SMS and MMS business, but the Company is adapting its approach to regulatory changes to uncover alternative revenues for growth in this business segment. The Big Data business is evolving with our existing partners with the ultimate goal of a large-scale commercialization of this business expected in the coming years. Our behavioral algorithms have become entrenched in our partners validation of their product models and demonstrate that a commercialization would likely be structured as a profit-sharing deal.

“The numbers do not reflect the optimism that management sees going forward,” said Martin Shen, CEO of FingerMotion Inc. “We were looking for positive cash flow from our diversification into new business segments by the end of the quarter, but missed the cutoff. Exciting new business segments are underway in the current quarter that could improve revenues, margins, and get us close to our goal of profitability. We are building this business for the long term and innovate our way out of market challenges.”

General and administrative expenses increased by $620,385 or 38% during the quarter which was a result of an increase in a range of costs related to Company administration. Research and development expenses dropped to $176,119 during the quarter which 2% lower due to savings from data access fees charged by the telecom companies.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.